Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

WILHELMINA INTERNATIONAL, INC.

Pursuant to Section 245 of the
General Corporation Law of the State of Delaware
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WILHELMINA INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is “Wilhelmina International, Inc.”

2.	The Corporation was originally incorporated under the name “Billing Information Concepts, Inc.”

3.	The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 26, 1996.

4.
This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.  This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

5.	The text of the Corporation’s Certificate of Incorporation is hereby restated to read as herein set forth in full.

______________________________________________________

ARTICLE I.

NAME

The name of the corporation (the “corporation”) is WILHELMINA INTERNATIONAL, INC.

ARTICLE II.

ADDRESS OF REGISTERED OFFICE, NAME OF REGISTERED AGENT

The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 160 Greentree Dr. Suite 101, City of Dover 19904, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

ARTICLE III.

PURPOSE AND POWERS

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law.  It shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Delaware General Corporation Law.

ARTICLE IV.

CAPITAL STOCK

4.1           Total Number of Shares of Stock.  The total number of shares of all classes of stock that the corporation shall have authority to issue is two hundred sixty million (260,000,000).  Of such shares, (i) two hundred fifty million (250,000,000) shall be common stock, par value $0.01 per share (“Common Stock”), and (ii) ten million (10,000,000) shall be preferred stock, par value $0.01 per share (“Preferred Stock”).

4.2           Preferred Stock.  Preferred Stock may be issued in one or more series.  To the fullest extent permitted by law, the board of directors shall have the authority, by resolution, to create and issue such series of Preferred Stock and to fix with respect to any such series the number of shares of Preferred Stock comprising such series and the powers, designations, preferences and rights (and the qualifications, limitations and restrictions thereof) of the shares, of such series including, without limitation, the following:

(a)           the number of shares constituting that series and the distinctive designation of that series;

(b)           the dividend rate of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)           whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)           whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemptions, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)           whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           the rights of the shares of that series in the event of voluntary liquidation, dissolution or winding up of the corporation, and relative rights of priority, if any, of payments of such shares of that series; and

(h)           any other relative rights, preferences and limitations of that series.

4.3           Common Stock.  The shares of Common Stock of the corporation shall be identical in all respects and shall have equal rights and privileges.  The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote.

4.4           No Preemptive Rights.  No holder of stock of any class of the corporation, whether now or hereafter authorized or issued, shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of any securities convertible into stock of any class, or any character or to which are attached or with which are issued warrants or rights to purchase any such stock, whether now or hereafter authorized, issued or sold, or whether issued for money, property or services, or by way of dividend or otherwise, or any right or subscription to any thereof, other than such, if any, as the board of directors in its direction may from time to time fix, pursuant to authority hereby conferred upon it; and any shares of stock or convertible obligations with warrants or rights to purchase any such stock, which the board of directors may determine to offer for subscription, may be sold without being first offered to any of the holders of the stock of the corporation of any class or classes or may, as such board of directors shall determine, be offered to holders of any class or classes of stock exclusively or to the holders of all classes of stock, and if offered to more than one class of stock, in such proportions as between such classes of stock as the board of directors, in its discretion, may determine.

ARTICLE V.

PLACE OF BOOKS AND RECORDS;
STOCKHOLDER INSPECTION RIGHTS

5.1           Place of Books and Records.  The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors.

5.2           Stockholder Inspection Rights.  The Bylaws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, book, or document of this corporation, except as conferred by law or the Bylaws, or by resolution of the stockholders or directors.

ARTICLE VI.

EXISTENCE

The corporation is to have perpetual existence.

ARTICLE VII.

LIMITED LIABILITY OF SHAREHOLDERS

The private property of the stockholders shall not be subject to the payment of the corporate debts to any extent whatsoever.

ARTICLE VIII.

BOARD OF DIRECTORS

8.1           Number of Directors.  Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the corporation shall be fixed from time to time by or pursuant to the Bylaws of the corporation.

8.2           Annual Election of Board of Directors.  Directors shall be elected at each annual meeting of stockholders of the corporation and each director shall hold office until the annual meeting of stockholders next succeeding said director’s election, and until said director’s successor is elected and qualified, or until the earlier of said director’s death, resignation or removal.

8.3           Advance Notice of Stockholder Nominations.  Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the corporation.

8.4           Increase in Number of Directors; Vacancies.  Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.  Any directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

8.5           Removal of Directors.  Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

8.6           Amendment of Article VIII.  Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent voting (66 2/3%) of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with or repeal this Article VIII.

8.7           Written Ballots.  Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE IX.

COMPROMISE

Whenever a compromise or arrangement is proposed between this corporation or its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing seventy five percent (75%) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE X.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

The corporation may enter into contracts or transact business with one or more of its officers or directors, or with any firms of which one or more of its directors is a member, or may invest its funds in the securities of and may enter into contracts, or transact business with any corporation or association in which any one or more of its officers or directors is a stockholder, officer or director, and in the absence of bad faith, or unfair dealing, such contract or transaction or investment shall not be invalidated or to any extent affected by the fact that any such officer or officers or any such director or directors has or may have interests that are or might be adverse to the interests of the corporation, provided that the remaining directors are sufficient in number to ratify and approve the transaction.

ARTICLE XI.

INDEMNIFICATION

Every director, officer or employee of the corporation shall be indemnified by the corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may become involved, by reason of his being or having been a director, officer or employee of the corporation, or any settlement thereof, whether or not he is a director, officer or employee at the time such expenses are incurred or liability incurred, except in such cases where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification herein shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the corporation.  The foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

ARTICLE XII.

REQUIRED VOTE FOR CERTAIN TRANSACTIONS

The affirmative vote of the holders of shares representing not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of the corporation shall be required for the approval of any proposal for the corporation to reorganize, merge, or consolidate with any other corporation, or sell, lease, or exchange substantially all of its assets or business.  The amendment, alteration or repeal of this Article XII, or any portion hereof, shall require the approval of the holders of shares representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the corporation.

ARTICLE XIII.

LIMITATION ON STOCKHOLDER ACTION BY WRITTEN CONSENT

Notwithstanding the provisions of Article XII, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, except that an amendment to this Certificate of Incorporation in order to change the name of the corporation may be approved without a meeting, by consent in writing of the holders of the outstanding stock of the corporation having not less than the minimum number of votes that would be necessary to approve such amendment at a meeting at which all shares entitled to vote thereon were present and voted pursuant to the provisions of Section 228 of the Delaware General Corporation Law.  Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.  Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent entitled to vote (66 2/3%) of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article XIII.

ARTICLE XIV.

AMENDMENTS

14.1           Certificate of Incorporation.  This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter set forth herein or, in the absence of specific provision herein, in the manner prescribed in the statutes of the State of Delaware, and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

14.2           Amendment of Bylaws.  The board of directors shall have power to make, alter, amend and repeal the Bylaws of the corporation (except insofar as the Bylaws of the corporation adopted by the stockholders shall otherwise provide).  Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.  Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article XIV.

ARTICLE XV.

LIMITATION ON LIABILITY OF DIRECTORS

No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  Any amendment, repeal or modification of this Article XV shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

ARTICLE XVI.

SEVERABILITY

In the event that any of the provisions of this Restated Certificate of Incorporation (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation is executed on behalf of the Corporation by its Chief Financial Officer and attested by its Secretary this 15th day of April, 2009.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ John Murray
Name:	John Murray
Title:	Chief Financial Officer

Attest:

/s/ Evan Stone
Name:	Evan Stone
Title:	Secretary